Southwestern Electric Power Company                                Exhibit 12(b)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

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                                      Year Ended December 31,

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                              1996        1995        1994    1993        1992

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                                     (thousands, except for ratios)
Operating Income                                   $138,083    $162,776   $145,922    $118,057   $145,727
Adjustments:
  Federal income taxes                               32,931      41,131     20,622      37,108     31,478
  Provision for deferred income taxes               258,499       6,287     22,248        (648)    10,258
  Deferred investment tax credits                    (4,730)     (4,786)    (4,278)     (5,193)    (6,864)
  Utility Plant development costs, net of tax       (21,815)       -          -            -          -
  Other income and deductions                           312         178      4,656       3,658        537
  Allowance for borrowed and equity
    funds used during construction                  2,423         9,334      6,097       2,580        182
  Interest portion of financing leases              1,514         1,896      2,562       2,534      2,783

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                            Earnings               $151,567    $216,816   $197,829    $158,096   $184,101

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Fixed Charges:
  Interest on long-term debt                       $44,066      $44,468     $43,395     $40,958    $47,490
  Interest on short-term debt and other              8,381       10,706       7,568       4,866      4,073
  Interest portion of financing leases               1,514        1,896       2,562       2,534
2,783
  Preferred stock dividend requirements              4,211        4,425       4,588       4,858      4,711

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                                                   $58,172      $61,495     $58,113     $53,216    $59,057

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Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements                                      2.61           3.53       3.40       2.97        3.12


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